The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

November 29, 2021

For Immediate Release

Company Name	A&D Company, Limited
Representative	Representative Director, Executive Officer, and President	Yasunobu Morishima
Securities Code	7745 (Tokyo Stock Exchange, First Section)
Inquiries	Senior Managing Executive Officer in Charge of Business Management	Sadao Ito
TEL	048-593-1111 (Main)
URL	https://www.aandd.co.jp/

Company Name	Holon Co., Ltd.
Representative	Representative Director and President	Hao Zhang
Securities Code	7748 (JASDAQ)
Inquiries	Director General Affairs Department	Akio Sugano
TEL	042-537-7990 (Main)
URL	http://www.holon-ltd.co.jp

Notice Concerning Management Integration of A&D Company, Limited and Holon Co., Ltd.

(Execution of Share Exchange Agreement Between A&D Company, Limited and Holon Co., Ltd.;
Transition by A&D Company, Limited to Holding Company Structure Through Absorption-Type Company Split, and Change to Trade Name and Partial Revision of Articles of Incorporation)

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A&D Company, Limited (“A&D”) and Holon Co., Ltd. (“Holon”; A&D and Holon collectively, the “Companies”) hereby announce as follows that they each decided at their respective board of directors meetings held today to conduct a management integration (the “Management Integration”) with an accompanying transition to a holding company structure.

Based on this decision of their respective boards of directors, the Companies have executed a share exchange agreement (the “Share Exchange Agreement”) concerning a share exchange in which A&D will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from share exchange (the “Share Exchange”). The Share Exchange is planned to be conducted with an effective date of April 1, 2022 (the “Effective Date”) after being approved by extraordinary shareholders meetings of the Companies planned to be held on February 28, 2022.

In advance of the Effective Date (planned to be April 1, 2022), the common shares of Holon (the “Holon Common Shares”) are planned to be delisted (with a final trading date of March 29, 2022) from the JASDAQ Standard Market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on March 30, 2022.

Additionally, at the board of directors meeting of A&D held today, A&D decided to conduct an absorption-type company split (the “Absorption-Type Company Split”) with A&D Split Preparatory Company, Limited (the trade name of A&D Split Preparatory Company, Limited is planned to be changed to “A&D Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split has taken effect; the “Split Preparatory Company”), which is planned to be established as a wholly-owned subsidiary of A&D, in which the rights and obligations relating to all of the businesses of A&D, excluding the group management and administration business and the asset management business (the “Transferred Businesses”), will be transferred to the Split Preparatory Company for the purpose of transitioning to a holding company structure on the condition that the Share Exchange has taken effect. A&D plans to execute an absorption-type company split agreement concerning the Absorption-Type Company Split (the “Absorption-Type Company Split Agreement”) with the Split Preparatory Company around mid-December 2021.

Furthermore, A&D resolved to submit a proposal to, on the condition that the Absorption-Type Company Split has taken effect, partially amend its articles of incorporation, including changing its trade name to “A&D HOLON Holdings Company, Limited” and changing its business purposes to purposes suitable for a holding company (the “Articles of Incorporation Amendment”), to the extraordinary shareholders meeting of A&D planned to be held on February 28, 2022.

The Absorption-Type Company Split and the Articles of Incorporation Amendment are planned to be conducted with the Effective Date as the effective date after the Absorption-Type Company Split Agreement and the Articles of Incorporation Amendment are approved at the extraordinary shareholders meeting of A&D planned to be held on February 28, 2022.

A&D (from the Effective Date, its trade name will be “A&D HOLON Holdings Company, Limited”) plans to maintain the listing of its common shares (the “A&D Common Shares”) on the First Section (from April 4, 2022, the Prime Market) of the Tokyo Stock Exchange after the Share Exchange and the Absorption-Type Company Split take effect.

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As the Absorption-Type Company Split is a company split in which A&D will transfer businesses to its wholly-owned subsidiary, certain matters for disclosure and the details thereof are partially omitted.

I.	Management Integration
1.	Background and Purpose, etc. of Management Integration

A&D was founded in May 1977 as an electronic measuring instrument maker, and Holon was founded eight years later in May 1985 as a maker of devices for performing small-scale measurements using electron beams.

A&D’s core technology is A/D and D/A conversion technology (meaning technology for converting analog quantities to digital values), and it has established locations throughout the world and expanded its business in the fields of the measuring and weighing instrument business and the medical and health equipment business. A&D’s lineup of products in the measuring and weighing instrument business include (a) measurement control simulation systems, (b) electron guns that perform ultrafine processing of semiconductors used for lithography equipment and creating electronic substrates for semiconductors, and digital/analog converters for lithography equipment, (c) testing equipment for purposes such as subjecting various products to a variety of loads in order to observe resistances to those loads, (d) environmental measuring instruments, (e) electronic balances and platform scales, (f) indicators suited to tasks such as the measurement of dynamic phenomena such as load, pressure, torque, and tension, (g) counting scales that count the numbers of objects, and (h) load cells that convert the strength of a force into an electronic signal. A&D’s lineup of products in the medical and health equipment business include (i) digital blood pressure monitors for home use, (j) blood pressure monitoring equipment, (k) fully automatic blood pressure monitors, (l) highly accurate body-weight scales, and (m) ultrasonic nebulizers.

Regarding semiconductor manufacturing equipment, since its founding, A&D has supplied D/A converters for electron beam lithography equipment primarily to mask manufacturing equipment makers. In recent years, semiconductor capacity has increased while semiconductors have become miniaturized, due to which light sources are transitioning from laser beams to electron beams, which are created by electron guns and have shorter wavelengths. A&D has worked to develop electron guns from an early stage and has released products that have both high output and stability. Additionally, A&D also provides beam deflection circuits that control the direction of the electron beam, and this is made possible by high-performance, ultra high-speed, and high-precision D/A converters (DACs) (D/A converters for electron beam lithography equipment) that utilize the A/D and D/A conversion technology that has been A&D’s core technology since its founding. In order to achieve such high performance, A&D has also refined the component technologies such as high-voltage power source equipment and electron beam lens tubes to make such product development possible.

Based on its core technology of electron beams, Holon’s main products are CD-SEMs (critical dimension SEMs; scanning electron microscopes (which measure small gaps) that precisely measure the distance between two points on the pattern of a photomask (quartz glass substrates that are used as the foundation of semiconductors); some CD-SEMs are equipped with features such as technology that compares measurements to design data and converts the differences into data) and DR-SEMs (defect review SEMs; scanning electron microscopes that can analyze defective material using X-rays), which are types of semiconductor inspection equipment that utilize electron microscopes, and Holon has expanded its business mainly in East Asia. Additionally, Holon also offers lens tubes through its core technology of electron beams. Holon intends to aggressively progress with multi-faceted technological development in order to be able to provide solutions for measurements and inspections in the semiconductor manufacturing process using technologies that use electron beams and to provide optimal solutions for the needs of a diverse range of customers.

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For over 30 years, A&D and Holon have grown together by establishing a deep relationship as business partners. A&D provided Holon with funding soon after its original founding, and thereafter, A&D made Holon an equity-method affiliate in 2008 by engaging in a capital and business alliance. Then A&D made Holon a consolidated subsidiary in 2018 by conducting a tender offer for the Holon Common Shares. In addition to their capital relationship, the companies also interact in regard to technical matters by engaging in the joint development of next-generation semiconductor inspection led by Holon using technologies provided by A&D such as the ultra-high-speed, high-precision D/A converters stated above.

However, the business environments of the Companies have been significantly changing recently. For A&D, in its measuring and weighing instrument businesses, investment in internal combustion engines is expected to taper off as we progress to carbon neutrality in the automotive industry and related industries, investment in EVs (electric vehicles) is greatly increasing, and in the medical and health equipment business, demand for remote medical treatment is increasing due to COVID-19.

In the semiconductor industry, which is Holon’s main business area, further developments are expected through 5G, the next-generation telecommunications technology, and the IoT, as well as through data centers utilizing AI in order to accumulate and use data; additionally, due to factors such as increased global demand for PCs and tablets due to COVID-19 and increased demand for capital investment in infrastructure such as cloud services, there is an opportunity to further expand business. At the same time, it is necessary to respond to advances in semiconductor manufacturing equipment (EUV lithography) in order to make advances in miniaturization technologies in the future, and as more advanced technologies are required, it is necessary to further promote research and development for developing next-generation equipment.

In order to take appropriate measures to respond to these changes in the business environment and achieve the sustainable development of the Companies, A&D and Holon have discussed and considered methods to increase corporate value by effectively using the management resources of the Companies.

Specifically, A&D and Holon have held discussions from early May 2021 regarding the possibility of greater cooperation, including a management integration between the Companies, as well as the method thereof. Following that, while A&D considered that amid the business environment stated above, it is increasingly important to effectively use the management resources of the Companies and to achieve prompt decision-making in order to expand the synergies created from cooperation between the Companies, in consideration of maintaining the independence of Holon’s management, A&D made a proposal regarding the Management Integration (the “Proposal”) to Holon on September 15, 2021.

Following that, after engaging in discussions on multiple occasions, the Companies determined that in order to maintain the good relationships that each has with its customers and maintain the corporate culture and independence of each company while creating a management structure that is able to bring together the overlapping operations of the Companies in the most efficient way possible, and thereby contribute to increasing the corporate value of the entire group, including the Companies, the optimum method would be to conduct the Management Integration, in which each business company will maintain its functions as a business company under a holding company that fulfills the functions of group management and administration and asset management.

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By conducting the Management Integration, the Companies believe it will become possible to resolve tasks to be addressed by aligning the direction of the group more than before and creating a structure that can rapidly respond to the changing business environment while utilizing the strengths of each of the Companies. Specifically, by creating a holding company structure through the Management Integration, the Companies will endeavor (1) to strengthen the group strategy function, (2) to effectively use group management resources, and (3) to maximize value for stakeholders, as stated below.

(1)       Strengthening of group strategy function

In order to increase the corporate value of the group, it is necessary to strengthen the decision-making function of the group and to strengthen the functions of planning and implementation by further clarifying the group’s goals and the roles of each company. Specifically, the holding company will specialize in the function of unifying management strategy and the function of asset management, and each business company will create an internal framework that can promote the businesses in which it specializes; by doing so, a structure will be created that clarifies the authorities and responsibilities of each business company and enables the business companies to focus solely on their respective roles. Additionally, by flexibly implementing measures such as organizational restructuring within the group to suit changes in the business environment, growth will be maintained and accelerated, and it will be possible to further increase the corporate value of the group.

(2)       Effective usage of group management resources

By effectively allocating management resources within the group, it will be possible to aim to further increase management efficiency. Specifically, through achieving the optimal allocation of personnel by means such as promoting personnel exchanges, it will be possible to improve the profitability of the group as a whole by concentrating management resources in the business areas or business companies for which growth is expected.

(3)       Maximization of value for stakeholders

Through each business company contributing to the growth of the group as a whole under the holding company, which will fulfill the group strategy function, the Companies will provide even higher added value by achieving group synergistic effects and will endeavor to maximize value for stakeholders such as shareholders, transaction partners, and employees. The listing of a parent company and its subsidiary, which can create issues concerning structural conflicts of interest, will be resolved by Holon being delisted pursuant to the Share Exchange and only A&D (the holding company after the Absorption-Type Company Split takes effect) continuing to be listed, as stated in section “II.2.(3) Prospect of Delisting and Reasons Therefor” below.

Additionally, as stated above, the Companies entered into a parent-subsidiary relationship in 2018 and have mainly interacted in regard to technical matters, but through the Management Integration, the Companies have determined that the achievement of synergies not limited to technical matters can be expected. The specific synergies created through the Management Integration are at present expected to be as follows.

(1)       Development of next-generation inspection equipment through combining technologies of A&D and Holon

By using component technologies of A&D, such as high-voltage power source equipment technology and electron beam lens tube technology, in equipment made by Holon, it will be possible to promote the development of extremely competitive next-generation inspection equipment that strives to achieve both highly stable measurements and high speed.

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(2)       Reduced costs through use of A&D group purchasing functions

By sharing the purchasing functions and purchasing information of the A&D group, it will be possible to reduce Holon’s procurement costs and transportation costs for materials and parts.

(3)       Increased productivity through use of A&D group production facilities

By effectively using the production facilities of the A&D group in the future, it will be possible for Holon to internally manufacture important parts that it previously outsourced, reduce previous manufacturing lead times while increasing quality and profitability, and thereby increase the productivity of Holon.

(4)       Use of A&D’s overseas locations

By using the overseas sales locations of A&D as service locations, the Companies consider that it will be possible to aim to increase sales and profit by providing more robust aftercare to Holon’s customers. Particularly, the Companies consider that it will be possible to provide more robust aftercare to Holon’s customers through A&D’s sales locations in the United States and thereby increase the rate of repeat customers.

2.	Overview of Management Integration

The Management Integration will be conducted by (i) A&D acquiring from the shareholders who hold Holon Common Shares (excluding A&D) all of the Holon Common Shares held thereby through conducting the Share Exchange, in which A&D will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from share exchange, and Holon thereby becoming a wholly-owned subsidiary of A&D and (ii) A&D transferring to the Split Preparatory Company the rights, obligations, and the like of A&D relating to the Transferred Businesses through A&D conducting the Absorption-Type Company Split with the Split Preparatory Company and becoming a holding company engaged in the group management and administration business and the asset management business.

In conjunction with the Management Integration, A&D will change its trade name to “A&D HOLON Holdings Company, Limited,” and the Split Preparatory Company will change its trade name to “A&D Company, Limited.”

A&D plans to continue its listing under its current securities code (7745) even after changing its trade name to “A&D HOLON Holdings Company, Limited.” Additionally, due to the Share Exchange, the Holon Common Shares are planned to be delisted (with a final trading date of March 29, 2022) from the JASDAQ Standard Market of the Tokyo Stock Exchange on March 30, 2022 in advance of the Effective Date (planned to be April 1, 2022).

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(1)	Structure of Management Integration (Diagram)
(i)	Current State (After Establishment of Split Preparatory Company) (Planned for mid-December 2021)

(ii)	After Share Exchange Taking Effect

(iii)	After Absorption-Type Company Split Taking Effect

(2)	Change of Trade Names of A&D and Split Preparatory Company and Other Partial Amendment to Articles of Incorporation

A&D plans to partially amend its articles of incorporation, including changing its trade name to “A&D HOLON Holdings Company, Limited” and changing its business purposes to purposes suitable for a holding company, on the Effective Date on the condition that the Absorption-Type Company Split has taken effect and plans to submit a proposal for that amendment to the extraordinary shareholders meeting of A&D planned to be held on February 28, 2022.

The Split Preparatory Company plans to change its trade name to “A&D Company, Limited” on the Effective Date on the condition that the Absorption-Type Company Split has taken effect.

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3.	Schedule of Management Integration

The schedule of the Management Integration is as follows.

Board of directors meeting to approve execution of Share Exchange Agreement, establishment of Split Preparatory Company, and Absorption-Type Company Split (A&D)	November 29, 2021 (today)
Board of directors meeting to approve execution of Share Exchange Agreement (Holon)
Execution of Share Exchange Agreement (A&D and Holon)
Establishment of Split Preparatory Company (Split Preparatory Company)	Mid-December 2021 (planned)
Execution of Absorption-Type Company Split Agreement (A&D and Split Preparatory Company)	Mid-December 2021 (planned)
Public announcement of record date for extraordinary shareholders meetings (A&D and Holon)	December 15, 2021 (planned)
Record date for extraordinary shareholders meetings (A&D and Holon)	December 31, 2021 (planned)
Extraordinary shareholders meetings (A&D, Holon and Split Preparatory Company)	February 28, 2022 (planned)
Final trading date (Holon)	March 29, 2022 (planned)
Delisting date (Holon)	March 30, 2022 (planned)
Effective date of Share Exchange (A&D and Holon)	April 1, 2022 (planned)
Effective date of Absorption-Type Company Split (A&D and Split Preparatory Company)
Change to trade names (A&D and Split Preparatory Company)

(Note 1) The above schedule of the Management Integration is as planned at present; however, the above schedule may be changed in the future as procedures for the Management Integration are conducted due to the status of preparation for the Management Integration or other reasons.

II.	Share Exchange
1.	Summary of Share Exchange
(1)	Schedule of Share Exchange

Please refer to section “I.2.(3) Schedule of Management Integration” above.

(2)	Method of Share Exchange

The method of the Share Exchange will be a share exchange in which A&D will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from share exchange. The Share Exchange is planned to be conducted with an effective date of April 1, 2022 after being approved by extraordinary shareholders meetings of the Companies planned to be held on February 28, 2022.

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(3)	Details of Allotments Relating to Share Exchange
	A&D (wholly-owning parent company resulting from share exchange)	Holon (wholly-owned subsidiary resulting from share exchange)
Exchange ratio of Share Exchange	1	3.60
Number of shares to be delivered through Share Exchange	A&D Common Shares: 6,743,808 shares (planned)

(Note 1) Share allotment ratio

For each Holon Common Share, 3.60 A&D Common Shares will be allotted and delivered. If an event having a material effect on the share exchange ratio of the Share Exchange stated in the above table (the “Share Exchange Ratio”) occurs or is identified, the Share Exchange Ratio may be changed upon consultation between the Companies.

(Note 2) Number of shares to be delivered through the Share Exchange

A&D plans to deliver A&D Common Shares in the number calculated based on the Share Exchange Ratio to the shareholders of Holon (excluding A&D) as of immediately before A&D acquires all of the Holon Common Shares (excluding the Holon Common Shares held by A&D) through the Share Exchange (the “Reference Time”) in exchange for the Holon Common Shares held thereby. In regard to the A&D Common Shares to be delivered, A&D plans to use some of the treasury shares it holds and to issue new common shares.

Holon plans to cancel immediately before the Reference Time all of the treasury shares held by Holon (including shares acquired in accordance with a share purchase demand by dissenting shareholders pursuant to Article 785, Paragraph (1) of the Companies Act in relation to the Share Exchange) immediately before the Reference Time by a resolution of the board of directors of Holon to be held by the day preceding the Effective Date; accordingly, the number of shares actually allotted and delivered by A&D may be revised in the future.

(Note 3) Handling of shares of less than one share unit

Shareholders of Holon who will receive an allotment of A&D Common Shares in a number less than one share unit (100 shares) due to the Share Exchange will be unable to sell those allotted shares on the Tokyo Stock Exchange or other financial instruments exchanges but will be able to use the following systems in relation to shares of A&D of less than one share unit.

1.       Purchase of shares of less than one share unit (sale of less than 100 shares)

Pursuant to Article 192, Paragraph (1) of the Companies Act, shareholders may demand that A&D purchase the shares of A&D of less than one share unit that the shareholder will hold.

2.       Additional purchase of shares of less than one share unit (additional purchase to reach 100 shares)

Pursuant to Article 194, Paragraph (1) of the Companies Act and the articles of incorporation of A&D, shareholders may make an additional purchase from A&D of the number of shares that will equal one share unit (100 shares) when combined with the shares of A&D of less than one share unit that the shareholder will hold, except in cases where A&D does not hold the number of treasury shares necessary for the additional purchase.

(Note 4) Disposal of fractions of less than one share

In regard to shareholders of Holon who will receive an allotment of a fraction of less than one A&D Common Share due to the Share Exchange, in accordance with Article 234 of the Companies Act and the provisions of other related laws and ordinances, A&D will pay money to those shareholders based on the fractional portion of less than one share, and those shareholders will not be allotted shares for the fractional portion.

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(4)	Handling of Share Options and Bonds with Share Options Relating to Share Exchange

There are no applicable matters as Holon, which will be the wholly-owned subsidiary resulting from share exchange in the Share Exchange, has not issued any share options or bonds with share options.

(5)	Dividends from Surplus

As announced by A&D in the “Consolidated Financial Results for the Fiscal Year Ended March 31, 2021 [Japanese GAAP]” dated May 11, 2021, A&D plans to pay year-end dividends of 15 JPY per share with a record date of March 31, 2022. Additionally, as announced by Holon in the “Non-Consolidated Financial Results for the Fiscal Year Ended March 31, 2021 [Japanese GAAP]” dated May 11, 2021, Holon plans to pay year-end dividends of 10 JPY per share with a record date of March 31, 2022.

2.	Basis, etc. for Details of Allotments Relating to Share Exchange
(1)	Basis and Reasons for Details of Allotments

In order to ensure fairness and appropriateness when calculating the Share Exchange Ratio stated in section “1.(3) Details of Allotments Relating to Share Exchange” above to be used in the Share Exchange, A&D and Holon each separately requested a third-party valuation agency independent from the Companies to calculate the share exchange ratio; A&D selected Saitama Resona Bank, Limited as its financial advisor and Plutus Consulting Co., Ltd. (“Plutus”) as its financial advisor and third-party valuation agency, and Holon selected Yamada Consulting Group Co., Ltd. (“Yamada Consulting”) as its financial advisor and third-party valuation agency.

As stated in section “(4) Measures to Ensure Fairness” below, as a result of careful discussion and consideration taking into account matters such as the calculation statement and fairness opinion (the “Fairness Opinion”) concerning the share exchange ratio received on November 26, 2021 from Plutus, a third-party valuation agency, and advice from Mori Hamada & Matsumoto, A&D reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of A&D and accordingly determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As stated in section “(4) Measures to Ensure Fairness” below, Holon engaged in careful discussion and consideration taking into account the calculation statement concerning the share exchange ratio received on November 26, 2021 from Yamada Consulting, a third-party valuation agency, advice from Anderson Mori & Tomotsune, and a written response received on November 26, 2021 from a special committee composed of members without interests in A&D, the controlling shareholder of Holon (the details of the special committee are as stated in section “(5) Measures to Avoid Conflicts of Interest” below). As a result, Holon reached the conclusion that the Share Exchange Ratio is appropriate and is not disadvantageous to the minority shareholders of Holon and accordingly determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

In addition to the above, as a result of engaging in careful negotiations and discussions on multiple occasions regarding the share exchange ratio taking into account matters such as the results of due diligence that each of the Companies conducted in regard to the other and comprehensively considering financial status, asset status, future outlook, and other factors, A&D and Holon ultimately reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders and decided by a resolution of the board of directors of each of the Companies dated today to execute the Share Exchange Agreement, which includes the Share Exchange Ratio.

The Share Exchange Ratio may be changed upon agreement between the Companies in accordance with the Share Exchange Agreement in cases such as if a material change occurs in regard to the various conditions on which the calculation of the Share Exchange Ratio was based.

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(2)	Matters Relating to Calculation
(i)	Names of Valuation Agencies and Relationships with Companies

Plutus, the valuation agency of A&D, and Yamada Consulting, the valuation agency of Holon, are both valuation agencies independent from A&D and Holon, do not qualify as related parties of A&D or Holon, and do not have any material interests that should be stated in relation to the Share Exchange.

(ii)	Summary of Calculation

Plutus performed the calculation using market price analysis because the A&D Common Shares and Holon Common Shares are listed on financial instruments exchanges and therefor have market prices, discounted cash flow analysis (“DCF Analysis”) in order to reflect future business activities in the valuation, and comparable company analysis because it is possible to infer the share value through comparison to similar companies as there are listed companies that are comparable to the Companies.

The valuation ranges for each valuation method if the share value per A&D Common Share is assumed to be 1 are as follows.

Method Used	Valuation Range of Share Exchange Ratio
Market price analysis	3.03 to 3.17
DCF Analysis	1.05 to 4.30
Comparable company analysis	1.12 to 3.53

In the market price analysis, November 26, 2021 was set as the calculation base date, and for both of the Companies, the closing prices of their respective shares on the First Section or JASDAQ Standard Market of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices on trading days during the one-month, three-month, and six-month periods up to the calculation base date were used.

The financial forecasts of A&D on which Plutus based the calculation using the DCF Analysis do not include any significant increases or decreases in profit. However, the financial forecasts of Holon include business years in which a significant increase or decrease in profit is expected. Specifically, an increase in operating profit of approximately 97% year-on-year is expected for the year ending March 2023 as changes in delivery times due to part and material procurement shortages in the semiconductor market have been included. Additionally, other than listing maintenance costs, it is difficult at present to estimate the synergistic effects expected to be realized through conducting the Share Exchange; accordingly, these financial forecasts are not based on the Share Exchange being conducted.

Additionally, A&D received the Fairness Opinion from Plutus on November 26, 2021. The Fairness Opinion expresses an opinion that the share exchange ratio agreed to by the Companies is fair to A&D from a financial perspective in consideration of factors such as the results of the calculation of the share exchange ratio based on the business plans prepared by A&D and Holon and the market prices of the Companies. The Fairness Opinion has been issued following the consideration of the results of the calculation of the share exchange ratio performed by Plutus after receiving disclosure from the Companies of the current state of their businesses, their future business plans, and the like and receiving explanations in regard thereto, the consideration of question and answer sessions with the Companies regarding the overview, background, and purpose of the Share Exchange, and the consideration of matters such as the business environments and economic, market, and financial conditions of the Companies to the extent determined necessary by Plutus as well as following review procedures by a review board independent from the engagement team at Plutus (Note 1).

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(Note 1) When preparing and submitting the Fairness Opinion and performing the calculation of the share exchange ratio stated above on which the Fairness Opinion is based, Plutus relied on supporting materials provided by A&D and Holon, publicly available materials, and information provided orally by the Companies and has assumed that these materials, etc. are accurate and complete and that there are no facts undisclosed to Plutus that could have a material impact on the calculation of the share exchange ratio. Other than the procedures stated above, Plutus has not performed any investigation or verification and bears no obligation to do so.

Additionally, Plutus has not performed any independent valuation or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Companies or the related companies of A&D, including any analysis or valuation of individual assets and liabilities, and has not received the submission of any valuation statements or appraisal statements in regard thereto from the Companies or the related companies of A&D. Plutus has not performed any evaluation of the creditworthiness of the Companies or the related companies of A&D under applicable laws and ordinances in relation to bankruptcy, suspension of payments, or other similar matters.

Plutus has assumed that the business plans and other materials of A&D and Holon used as supporting materials for the Fairness Opinion were reasonably prepared by the management of each of the Companies based on the best forecasts and judgments possible at the time of preparation. Plutus does not guarantee the feasibility of the business plans, etc. and does not express any opinion in regard to the analyses and forecasts based on which the business plans, etc. were prepared or the various conditions on which those analyses and forecasts were based.

Plutus has assumed that the Share Exchange Agreement will be lawfully and validly prepared and executed and will be approved by the shareholders meeting of A&D, that the Share Exchange will be lawfully and validly conducted in accordance with the terms and conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the terms and conditions of the Share Exchange Agreement without any waiver, revision, or amendment of material terms and conditions or agreed matters stated in the Share Exchange Agreement. Additionally, Plutus has assumed that the Share Exchange will be lawfully and validly conducted, that the tax effects of the Share Exchange will not differ from those anticipated by the Companies, and that all consents, approvals, and authorizations of governments, regulatory authorities, and other persons necessary for conducting the Share Exchange will be obtained without damaging in any way the benefits anticipated to be created by the Share Exchange, and Plutus bears no obligation to independently investigate these matters. Plutus has not been requested by A&D to consider, and has not considered, the decision-making of A&D in relation to conducting the Share Exchange or a comparative evaluation of the Share Exchange and other strategic alternatives. Plutus is not an expert in regard to accounting, tax, or law, has not performed any independent analysis or consideration of the lawfulness and validity of any matters relating to the Share Exchange or the appropriateness of accounting and tax treatment, and does not bear any obligation to do so. Plutus has assumed that the anticipated tax effects pertaining to the Share Exchange presented by A&D will be realized.

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The Fairness Opinion expresses an opinion as of the date of preparation in regard to whether or not the Share Exchange Ratio agreed to by the Companies is fair to A&D from a financial perspective based on the financial, capital market, and economic conditions and other circumstances as of the date of preparation and based on the information provided to or obtained by Plutus up to the date of preparation, and even if there is a change in these matters due to subsequent changes in circumstances, Plutus bears no obligation to revise, amend, or supplement the content of the Fairness Opinion. Additionally, the Fairness Opinion does not imply or suggest any opinion other than the matters expressly stated therein or in regard to any matters on or after the date of submission thereof. The Fairness Opinion only expresses an opinion in regard to the Share Exchange Ratio being fair to A&D from a financial perspective, does not express any opinion whatsoever to holders of securities issued by A&D, creditors of A&D, or other related persons, and does not recommend any action in relation to the Share Exchange to the shareholders of A&D.

Additionally, the Fairness Opinion has been provided by Plutus for the purpose of being used as supporting material for determinations to be made in the business decision-making of the board of directors of A&D relating to the Share Exchange Ratio and cannot be relied upon by any other person.

Yamada Consulting performed the calculation by using the market price analysis because the Companies are listed on financial instruments exchanges and therefor have market prices, DCF Analysis in order to reflect future business activities in the valuation, and comparable company analysis because it is possible to infer the share value through comparison to similar companies as there are multiple listed companies that are comparable to A&D and Holon. In the market price analysis, November 26, 2021 was set as the calculation base date, and for A&D, the closing price on the First Section of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices for the one-month, three-month, and six-month periods up to the calculation base date were used, while for Holon, the closing price on the JASDAQ Standard Market of the Tokyo Stock Exchange on the calculation base date and the simple average closing prices for the one-month, three-month, and six-month periods up to the calculation base date were used.

In the DCF Analysis, taking into consideration assumptions deemed to be reasonable, such as the profit forecasts and investment plans based on the business plan for the fiscal year ending March 2022 to the fiscal year ending March 2024 prepared by A&D, Yamada Consulting discounted A&D’s share value to the present value at a certain discount rate each fiscal year at a range of 6.30% to 7.70%. For March 2025 and after, for which there is no business plan, present value was calculated using the permanent growth rate method and the exit multiple method, with the permanent growth rate being −0.25% to 0.25% and the exit multiple being 4.62 to 5.62. In regard to Holon, taking into consideration assumptions deemed to be reasonable, such as the profit forecasts and investment plans based on the business plan for the fiscal year ending March 2022 to the fiscal year ending March 2024 prepared by Holon, Yamada Consulting discounted the share value to the present value at a certain discount rate each fiscal year at a range of 8.20% to 10.02%. For March 2025 and after, for which there is no business plan, present value was calculated using the permanent growth rate method and the exit multiple method, with the permanent growth rate being −0.25% to 0.25% and the exit multiple being 8.70 to 9.70.

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The profit plan of A&D used in the DCF Analysis by Yamada Consulting does not include any significant increases or decreases in profit.

Additionally, the profit plan of Holon used in the DCF Analysis by Yamada Consulting was prepared based on the current organizational structure; however, it includes business years in which a significant increase in profit year-on-year is expected. Specifically, an increase in operating profit of approximately 97% year-on-year is expected for the year ending March 2023 as changes in delivery times due to part and material procurement shortages in the semiconductor market have been included.

Finally, in the comparable company analysis, CHINO CORPORATION, DKK-TOA CORPORATION, IMV CORPORATION, NIHON KOHDEN CORPORATION, and Fukuda Denshi Co., Ltd were selected as similar listed companies engaged in businesses relatively similar to those of A&D, and the share value of A&D was calculated using the ratio of EBITDA to enterprise value (the EV/EBITDA ratio), while V Technology Co., Ltd., MICRONICS JAPAN CO., LTD. , TESEC Corporation, and ADVANTEST CORPORATION were selected as similar listed companies engaged in businesses relatively similar to those of Holon, and the share value of Holon was calculated using the ratio of EBITDA to enterprise value (the EV/EBITDA ratio).

The relevant profit plans are assumed to have been reasonably prepared based on the best forecasts and judgments possible at present, and Yamada Consulting does not guarantee the feasibility of those plans. The results of the calculation regarding the range of the number of A&D Common Shares to be allotted for each share of Holon based on each valuation method are as follows.

Method Used	Valuation Range of Share Exchange Ratio
Market price analysis	2.51 to 3.76
DCF Analysis	1.71 to 4.48
Comparable company analysis	1.39 to 1.95

When calculating the share exchange ratio, Yamada Consulting used in principle the information provided by the Companies and information, etc. that is publicly available; Yamada Consulting assumed that those materials and information, etc. are all accurate and complete and did not perform any independent verification of the accuracy and completeness thereof. Additionally, in regard to the assets and liabilities of the Companies (including off-balance-sheet assets and liabilities and other contingent liabilities), Yamada Consulting did not perform any independent valuation, appraisal, or assessment and did not request a third-party agency to perform any valuation, appraisal, or assessment. Moreover, it is assumed that information relating to financial forecasts (including profit plans and other information) submitted by the Companies was reasonably prepared by the management of each company based on the best forecasts and judgments possible at the time of submission. The calculation by Yamada Consulting reflects the information obtained thereby and the economic conditions up to November 26, 2021.

(3)	Prospect of Delisting and Reasons Therefor

Through the Share Exchange, Holon will become a wholly-owned subsidiary of A&D on the Effective Date (planned to be April 1, 2022), and the Holon Common Shares are planned to be delisted on March 30, 2022 in accordance with the delisting criteria of the JASDAQ Standard Market of the Tokyo Stock Exchange.

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After delisting, the Holon Common Shares will not be able to be traded on the Tokyo Stock Exchange, but the A&D Common Shares that will be allotted to the shareholders of Holon through the Share Exchange are listed on the First Section of the Tokyo Stock Exchange and can be traded on a financial instruments exchange after the Effective Date.

Accordingly, the Companies believe that the liquidity of the A&D Common Shares can be provided to shareholders who will be allotted at least 100 A&D Common Shares, which is the number of shares constituting a share unit of A&D Common Shares, through the Share Exchange as they will be able to trade shares equivalent to one or more share units on the First Section of the Tokyo Stock Exchange, although it is possible that such shareholders of Holon will be allotted common shares less than a share unit in proportion to the number of shares they hold.

On the other hand, shareholders of Holon who will be allotted less than 100 A&D Common Shares will hold less than one share unit of A&D through the Share Exchange. Those shares less than one share unit cannot be sold on a financial instruments exchange, but such shareholders may at their discretion demand the purchase by A&D of shares less than one share unit or make an additional purchase from A&D of shares less than one share unit. For details, please refer to “(Note 3) Handling of shares less than one share unit” in section 1.(3) above. For details of the handling of cases in which fractions of less than one share arise as a result of the Share Exchange, please refer to “(Note 4) Disposal of fractions of less than one share” in section 1.(3) above.

Shareholders of Holon may continue to trade the Holon Common Shares they hold on the JASDAQ Standard Market of the Tokyo Stock Exchange as usual until March 29, 2022 (planned), the final trading date, and may exercise their lawful rights provided for in the Companies Act and other related laws and ordinances up to the Reference Time.

(4)	Measures to Ensure Fairness

As A&D already holds 1,950,100 Holon Common Shares (51.00% as the ratio of shares held to the number of shares (3,823,380 shares) calculated by deducting the number of treasury shares of Holon (520 shares) from the total number of issued shares as of September 30, 2021 (3,823,900 shares) (the ratio is rounded to the second decimal place; the same applies below in regard to holding ratios)), and Holon is a consolidated subsidiary of A&D, A&D and Holon determined that it is necessary to ensure the fairness of the share exchange ratio in the Share Exchange and have therefor taken the following measures.

(i)	Obtainment of Calculation Statements from Independent Third-Party Valuation Agencies

A&D selected Plutus as its third-party valuation agency and obtained a share exchange ratio calculation statement concerning the Share Exchange Ratio on November 26, 2021. Additionally, A&D obtained an opinion statement from Plutus to the effect that the Share Exchange Ratio is appropriate and fair from a financial perspective (a fairness opinion). Please refer to “Matters Relating to Calculation” in section 2.(2) above regarding a summary of the share exchange ratio calculation statement and the Fairness Opinion. Holon selected Yamada Consulting as its third-party valuation agency and obtained a calculation statement concerning the share exchange ratio on November 26, 2021. Please refer to “Matters Relating to Calculation” in section 2.(2) above for a summary of the calculation statement. Holon has not obtained an opinion statement from Yamada Consulting to the effect that the Share Exchange Ratio is appropriate and fair from a financial perspective (a fairness opinion).

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(ii)	Advice from Independent Law Firms

A&D retained Mori Hamada & Matsumoto and Holon retained Anderson Mori & Tomotsune as their respective legal advisors, and each company respectively received legal advice therefrom in regard to matters such as the method and process of decision-making by its board of directors, including the procedures for the Share Exchange. Mori Hamada & Matsumoto and Anderson Mori & Tomotsune are independent from A&D and Holon and do not have any material interests in A&D or Holon.

(5)	Measures to Avoid Conflicts of Interest

As A&D is the controlling shareholder of Holon who already holds 1,950,100 Holon Common Shares (51.00% as the ratio of shares held to the number of shares (3,823,380 shares) calculated by deducting the number of treasury shares of Holon (520 shares) from the total number of issued shares as of September 30, 2021 (3,823,900 shares)), Holon has taken the following measures to avoid conflicts of interest.

(i)	Obtainment by Holon of Written Response from Special Committee Without Interests

Having received a proposal for the Management Integration from A&D on September 15, 2021, Holon established a special committee (the “Special Committee”) by a resolution of the board of directors meeting held on September 28, 2021 in order to ensure careful decision-making by Holon in relation to the Management Integration, to remove any risk of arbitrariness or conflicts of interest and ensure fairness in the decision-making of Holon’s board of directors, and to obtain an opinion regarding whether or not Holon’s board of directors deciding to conduct the Management Integration would be disadvantageous to the minority shareholders of Holon. The Special Committee is composed of four members: Mr. Shuji Inoue (outside director of Holon) and Mr. Hidekazu Saito (outside corporate auditor of Holon), who have been designated as independent officers by notification to the Tokyo Stock Exchange and were determined to be qualified to consider the Management Integration as they have no interests in A&D, Holon’s controlling shareholder, or in Holon, and have a significant level of knowledge in regard to matters such as the business details of and management tasks to be addressed by Holon as outside officers of Holon, and Mr. Akito Takahashi (attorney at Takahashi & Katayama Law Office) and Mr. Shinsuke Hasegawa (certified public accountant at Hasegawa Certified Public Accountant Office), independent outside experts who were determined to have the expertise and qualifications to consider the Management Integration as experts on M&A affairs who have no interests in A&D, Holon’s controlling shareholder, or in Holon. Holon selected them as the members of the Special Committee since Mr. Akito Takahashi has been engaged in legal work such as corporate legal affairs for many years and has thereby obtained a high level of experience and knowledge as an expert, and Mr. Shinsuke Hasegawa has knowledge on financial affairs and accounting obtained through his experience as a certified public accountant, and both of them have experience serving as special committee members for similar transactions. Holon initially selected these four members as the members of the Special Committee and has not made any changes thereto. Additionally, each member will be paid [a fixed amount of remuneration or remuneration based on time worked] as consideration for their duties, regardless of the details of the response of the Special Committee.

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In considering the Management Integration, Holon consulted with the Special Committee regarding (a) whether the purpose of the Management Integration is found to be reasonable (including whether the Management Integration will contribute to increasing the corporate value of Holon), (b) whether the appropriateness of the terms and conditions of the Management Integration (including the share transfer ratio or share exchange ratio in cases where a joint share transfer or share exchange is conducted) has been ensured, (c) whether sufficient consideration has been given to the interests of the minority shareholders of Holon through fair procedures in the Management Integration, and (d) in addition to (a) through (c) above, whether the Management Integration is considered to not be disadvantageous to minority shareholders (collectively, the “Consultation Matters”). Additionally, in establishing the Special Committee, Holon positioned the Special Committee as a body independent from Holon’s board of directors, and in regard to decision-making concerning the Management Integration, Holon decided that the determination of the Special Committee will be respected to the maximum extent and that if the Special Committee determines that the purpose or transaction terms and conditions of the Management Integration are not appropriate, Holon will not support the Management Integration. Furthermore, at the board of directors meeting of Holon concerning the establishment of the Special Committee, Holon resolved to grant to the Special Committee (i) the authority to negotiate with A&D in regard to matters such as the transaction terms and conditions of the Management Integration, (ii) the authority to approve the advisors (the financial advisor and legal advisor) appointed by Holon, (iii) the authority to appoint advisors (financial advisors, legal advisors, and other advisors) for the Special Committee as necessary at Holon’s expense, (iv) the authority to request expert advice from Holon’s advisors (the financial advisor and legal advisor), and (v) the authority to collect information (the authority to request A&D and officers and employees of Holon to provide necessary information).

Following that, at the first meeting of the Special Committee held on October 8, 2021, the Special Committee selected Mr. Shuji Inoue as chairman after once again confirming the independence of each member, approved Harp’s selection of Yamada Consulting as its financial advisor and third-party valuation agency and Anderson Mori & Tomotsune as its legal advisor, and established a structure for consideration and negotiations regarding the Management Integration. The Special Committee also confirmed that there were no issues involving interests in A&D in regard to the directors of Holon involved in consideration, negotiations, and determinations relating to the Management Integration. The Special Committee held nine meetings in total from October 8, 2021 to November 28, 2021 and carefully considered the Consultation Matters by means such as collecting information through channels such as Holon’s secretariat and the advisors and engaging in discussions whenever necessary. When engaging in that consideration, the Special Committee held interviews with A&D and confirmed matters such as Holon’s position within the A&D group, the background to the consideration of the Management Integration, the purpose of the Management Integration, the details of measures anticipated after the Management Integration, the merits and demerits of the Management Integration, the scheme of the Management Integration, and the business operation, officer structure, and governance structure after the Management Integration. Additionally, the Special Committee engaged in question and answer sessions with the management of Holon regarding matters such as the purpose of the Management Integration, the background to the consideration of the Management Integration, the business environment and management tasks facing Holon, the details of measures anticipated after the Management Integration, the merits and demerits of the Management Integration, and the content and procedures for formulating the business plans of Holon used as a basis for the calculation of the share exchange ratio. After receiving from Yamada Consulting explanations regarding the reasons for using the calculation methods used in the calculation of the share exchange ratio and the results of the calculation of the share exchange ratio with respect to the Share Exchange and reports on the status of negotiations with A&D, the Special Committee deliberated on, considered, and approved the negotiation policies, including the specific share exchange ratios proposed to A&D, and issued instructions and made requests, etc. in regard thereto and thereby participated in the negotiation of the share exchange ratio with A&D. The Special Committee also received explanations from Anderson Mori & Tomotsune, Holon’s legal advisor, regarding measures to ensure fairness in the procedures of the Management Integration and measures to avoid conflicts of interest in regard to matters such as the method and process of decision-making by Holon’s board of directors concerning the Management Integration, in addition to which it received explanations regarding the results of legal due diligence on A&D. Moreover, Holon requested Grant Thornton Yamada & Partners (“Yamada & Partners”) to conduct financial and tax due diligence on A&D, and the Special Committee received explanations regarding the results of that due diligence by Yamada & Partners. The Special Committee has also confirmed that Yamada & Partners does not have any material interests in A&D or Holon.

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Furthermore, the Special Committee collected information regarding the Management Integration through materials, etc. related to the Management Integration submitted by Holon’s secretariat and the advisors, etc. and engaged in careful discussion, consideration, and deliberation on the Consultation Matters based on that information. After receiving reports as appropriate regarding matters such as the progress and details of discussions and negotiations between A&D and Holon regarding the Management Integration, until receiving the final proposal regarding the Share Exchange Ratio from A&D, the Special Committee engaged in discussions on multiple occasions regarding matters such as negotiation methods and was substantially involved in the negotiation process with A&D by means such as expressing its opinions to Holon.

Following this process and based on these explanations, calculation results, and other considered materials, the Special Committee submitted a written response to the board of directors of Holon dated November 26, 2021 stating that (A) the purpose of the management integration in which Holon and A&D will transition to a joint holding company structure in which Holon and A&D will be business subsidiaries (the “Transaction”) can be found to be reasonable (and the Transaction will contribute to increasing the corporate value of Holon), (B) the appropriateness of the Share Exchange Ratio has been ensured, (C) sufficient consideration has been given to the interests of the shareholders of Holon through fair procedures in the Transaction, and (D) the Transaction is not considered to be disadvantageous to the minority shareholders of Holon.

For a summary of the opinion of the Special Committee, please refer to section “7.(3) Summary of Opinion Obtained from Persons Without Interests in Controlling Shareholder Regarding the Transaction, etc. Not Being Disadvantageous to Minority Shareholders” below.

(ii)	Approval by All Directors of Holon Without Interests and Opinion Stating No Objection from All Corporate Auditors of Holon Without Interests

Of the seven directors of Holon, Mr. Hao Zhang concurrently serves as a director of A&D, and Mr. Kazuhiro Nishijima and Mr. Hiroshi Sawaragi are employees of A&D; accordingly, at the board of directors meeting of Holon held today that resolved on the agenda regarding the Management Integration, in order to avoid conflicts of interest, the resolution was deliberated on and made with the unanimous approval of the four directors excluding Mr. Hao Zhang, Mr. Kazuhiro Nishijima, and Mr. Hiroshi Sawaragi. In order to avoid conflicts of interest, Mr. Kazuhiro Nishijima and Mr. Hiroshi Sawaragi did not participate in consideration, discussions, or negotiations regarding the Management Integration on behalf of Holon. Additionally, as stated in “Background and Purpose of Management Integration” in section I.1.(1) above, following the start of initial discussions with A&D that were held on a continuing basis from early May 2021, Mr. Hao Zhang continued to participate in those discussions on behalf of Holon even after assuming office as a director of A&D pursuant to a resolution of the annual shareholders meeting held on June 24, 2021, but after the Proposal, he has not participated in consideration, discussions, or negotiations regarding the Management Integration on behalf of Holon. Furthermore, other than Mr. Hao Zhang, Mr. Kazuhiro Nishijima, and Mr. Hiroshi Sawaragi, none of the directors of Holon have been an officer or employee of A&D or its subsidiaries or affiliates (excluding Holon) in the past five years. Mr. Hitoshi Ikehata, who left his position as a director of Holon at the end of the annual shareholders meeting held on June 24, 2021, is an employee of A&D, but after leaving his position as a director of Holon, he did not participate in any consideration, discussions, or negotiations regarding the Management Integration on behalf of Holon.

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Additionally, three corporate auditors without interests in A&D participated in the above board of directors meeting, and each expressed an opinion that he or she did not object to the above resolution.

3.	Summary of Companies Party to Share Exchange (as of September 30, 2021) (As of September 30, 2021)
		Wholly-owning parent company resulting from share exchange	Wholly-owned subsidiary resulting from share exchange
(1)	Name	A&D Company, Limited	Holon Co., Ltd.
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo	5-40-1 Kamisuna-cho, Tachikawa-shi, Tokyo
(3)	Position and name of representative	Representative Director, Executive Officer, and President Yasunobu Morishima	Representative Director and President Hao Zhang
(4)	Business details	[Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment]	[Development, manufacture, and distribution of semiconductor electron beam measurement and inspection equipment]
(5)	Stated capital	6,388,693,400 JPY	1,764,024,250 JPY
(6)	Date of establishment	May 6, 1977	May 1, 1985
(7)	Number of issued shares	22,601,400 shares	3,823,900 shares
(8)	End of fiscal year	March 31	March 31
(9)	Major shareholders and shareholding ratios (as of September 30, 2021)	Master Trust Bank of Japan, Ltd. (trust account) (10.00%)	A&D Company, Limited (51.00%)
		MLI FOR CLIENT GENERAL OMNINON COLLATERAL NON TREATY-PB (standing proxy: BofA Securities Japan Co., Ltd）(5.38%)	NOMURA PB NOMINEES LIMITED OMNIBUS-MARGIN (CASHPB) (6.10%)
		STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OMO2 505002 (standing proxy: Mizuho Bank, Ltd.) (5.19%)	Credit Suisse Securities (Japan) Limited (1.91%)
		A&D Employee Shareholder Association (5.05%)	Custody Bank of Japan, Ltd. (trust account) (1.36%)
		The Nomura Trust and Banking Co., Ltd. (trust account) (3.29%)	BNYMSANV RE GCLB RE JP RD LMGC (1.12%)
		Custody Bank of Japan, Ltd. (trust account) (3.21%)	Tasuku Higashi (1.05%)
		Saitama Resona Bank, Limited (2.89%)	Zyo Emaki (0.72%)

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			BBH FOR FIDELITY LOW-PRICED STOCK FUND (PRINCIPAL ALL SECTOR SUBPORTFOLIO) (standing proxy: MUFG Bank, Ltd.) (2.81%)			Hiroshi Inoue (0.67%)
			Ashikaga Bank, Ltd. (2.33%)			Ryoma Fukatsu (0.66%)
			BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC) (standing proxy: Mitsubishi UFJ Bank, Ltd.) (2.22%)			Rakuten Securities, Inc. (0.63%)
(10)	Relationships, etc. between companies	Capital relationship	A&D holds 51.00% of the total number of issued shares of Holon (excluding treasury shares) and is the parent company of Holon.
		Personnel relationship	Two employees of A&D concurrently serve as directors of Holon. Additionally, one representative director of Holon concurrently serves as a director of A&D.
		Transaction relationship	A&D and Holon engage in transactions such as joint development relating to new businesses and sales of parts.
		Status as related parties	Holon is a consolidated subsidiary of A&D, and A&D and Holon are related parties to each other.
(11)	Consolidated business performance and consolidated financial status for past three years
Fiscal year			A&D (consolidated)			Holon
			FY ended March 2019	FY ended March 2020	FY ended March 2021	FY ended March 2019	FY ended March 2020	FY ended March 2021
		Net assets	18,090 mil. JPY	18,576 mil. JPY	23,387 mil. JPY	1,740,307 thou. JPY	2,624,953 thou. JPY	5,128,276 thou. JPY
		Total assets	50,981 mil. JPY	49,302 mil. JPY	54,119 mil. JPY	3,375,522 thou. JPY	4,269,020 thou. JPY	6,320,166 thou. JPY
		Net assets per share	836.13 JPY	833.97 JPY	1,007.01 JPY	521.02 JPY	785.89 JPY	1,341.27 JPY
		Sales	48,344 mil. JPY	49,197 mil. JPY	48,424 mil. JPY	2,958,735 thou. JPY	4,267,523 thou. JPY	3,105,928 thou. JPY
		Operating profit	2,751 mil. JPY	3,700 mil. JPY	4,404 mil. JPY	811 mil. JPY	1,443 mil. JPY	611 mil. JPY
		Ordinary profit	2,683 mil. JPY	3,432 mil. JPY	4,564 mil. JPY	811,217 thou. JPY	1,428,881 thou. JPY	587,022 thou. JPY
		Current net profit attributable to shareholders of parent company or current net profit	1,900 mil. JPY	1,576 mil. JPY	3,339 mil. JPY	564,466 thou. JPY	968,363 thou. JPY	431,961 thou. JPY
		Current net profit per share	92.74 JPY	76.88 JPY	161.87 JPY	168.99 JPY	289.92 JPY	119.65 JPY
		Dividend per share	17.00 JPY	20.00 JPY	25.00 JPY	15 JPY	20 JPY	20 JPY

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4.	Status After Share Exchange
Wholly-owning parent company resulting from share exchange
(1)	Name	A&D Company, Limited
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Executive Officer, and President, Yasunobu Morishima
(4)	Business details	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment
(5)	Stated capital	6,388,693,400 JPY
(6)	End of fiscal year	March 31
(7)	Net assets	Not determined at present.
(8)	Total assets	Not determined at present.
(Note)	A&D Company, Limited plans to change its trade name to “A&D HOLON Holdings Company, Limited” on April 1, 2022 on the condition that the Absorption-Type Company Split takes effect.

5.	Summary of Accounting Treatment

The Share Exchange constitutes a “transaction under common control” as stated in the “Accounting Standards for Business Combinations” (ASBJ Statement No. 21), and no goodwill (or negative goodwill) is expected to arise.

6.	Future Outlook

Please refer to “Future Outlook” in section V.2 below.

7.	Matters Concerning Transactions, etc. with Controlling Shareholder
(1)	Applicability as Transaction, etc. with Controlling Shareholder and Status of Conformity with Policy on Measures to Protect Minority Shareholders

As A&D is the controlling shareholder of Holon and already holds 1,950,100 Holon Common Shares (51.00% as the ratio of shares held to the number of shares (3,823,380 shares) calculated by deducting the number of treasury shares of Holon (520 shares) as of September 30, 2021 from the total number of issued shares as of September 30, 2021 (3,823,900 shares)), for Holon, the Share Exchange constitutes a transaction, etc. with its controlling shareholder.

In section I.4, “Policy on Measures to Protect Minority Shareholders When Conducting Transactions, etc. with Controlling Shareholder,” in the Corporate Governance Report disclosed on June 24, 2021 (the “Corporate Governance Report”), Holon states that “the Company believes that transactions with A&D Company, Limited, the parent company of the Company, are conducted with the same fair and appropriate terms, conditions, and procedures as with other companies and therefore do not impose any disadvantage on minority shareholders,” and Holon has established a policy to give sufficient consideration so that transactions with its controlling shareholder do not impose any disadvantage on minority shareholders.

When considering the Share Exchange, as stated in “Measures to Ensure Fairness” in section II.2.(4) and “Measures to Avoid Conflicts of Interest” in section II.2.(5) above, Holon has taken various measures to ensure fairness and avoid conflicts of interest and has given sufficient consideration for the Share Exchange not to be a transaction which imposes disadvantage on minority shareholders; Holon considers these measures to conform to the policy stated in the Corporate Governance Report.

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(2)	Matters Concerning Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest

As stated in “Applicability as Transaction, etc. with Controlling Shareholder and Status of Conformity with Policy on Measures to Protect Minority Shareholders” in section (1) above, as the Share Exchange constitutes a transaction with its controlling shareholder for Holon, Holon determined that it was necessary to take measures to ensure fairness and measures to avoid conflicts of interest in order to deal with issues involving structural conflicts of interest and information asymmetry, and Holon’s board of directors has carefully discussed and considered the terms and conditions of the Share Exchange. Moreover, after the various measures stated in “Measures to Ensure Fairness” in section II.2.(4) and “ Measures to Avoid Conflicts of Interest” in section II.2.(5) above have been taken, Holon has made its determinations after ensuring fairness and avoiding conflicts of interest.

(3)	Summary of Opinion Obtained from Persons Without Interests in Controlling Shareholder Regarding the Transaction, etc. Not Being Disadvantageous to Minority Shareholders

As stated in “(i) Obtainment by Holon of Written Response from Special Committee Without Interests” in “Measures to Avoid Conflicts of Interest” in section II.2.(5) above, Holon established the Special Committee and consulted in regard to the Consultation Matters therewith.

As a result, Holon received a written response from the Special Committee dated November 26, 2021 stating that the Special Committee found that the Share Exchange is not disadvantageous to the minority shareholders of Holon. A summary of the written response from the Special Committee is as follows.

(i)       Details of Response

i.	The Special Committee considers that the purpose of the Management Integration is found to be reasonable (and that the Management Integration will contribute to increasing the corporate value of Holon).
ii.	The Special Committee considers that the Share Exchange Ratio is appropriate and that the appropriateness of the terms and conditions of the Management Integration has been ensured.
iii.	The Special Committee considers that sufficient consideration has been given to the interests of the minority shareholders of Holon through fair procedures in the Management Integration.
iv.	Taking into account the circumstances of the Management Integration including items i. to iii. above, the Special Committee considers that the board of directors of Holon deciding to execute the Share Exchange Agreement as part of the Management Integration is not disadvantageous to the minority shareholders of Holon. The purpose of the Management Integration is to conduct a management integration between Holon and A&D, two companies whose businesses differ, with an accompanying transition to a holding company structure, and it is planned that as a result of the Management Integration, the minority shareholders of Holon will hold shares of the holding company instead of shares of Holon. Accordingly, because it is possible that the details of the shares held by the minority shareholders of Holon will change significantly, the Share Exchange is planned to be conducted after Holon holds an extraordinary shareholders meeting and obtains the approval of the shareholders (particularly the minority shareholders). As the extraordinary shareholders meeting is an important procedure in order to confirm and respect the intentions of the minority shareholders of Holon, the Special Committee considers that sufficient information should be provided so that the minority shareholders of Holon are able to make appropriate decisions regarding the Share Exchange and that resolutions and other stipulated procedures at the shareholders meeting should all be conducted appropriately and lawfully.

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(ii)       Reasons for Response

i.	Regarding whether the purpose of the Management Integration is found to be reasonable (including whether the Management Integration will contribute to increasing the corporate value of Holon)
•	The Special Committee considers that the “(a) purpose, necessity, and background circumstances of the Management Integration” and the “(b) merits of the Management Integration to be conducted through the Share Exchange” explained by Holon and others are specific based on the current business details and management circumstances of Holon. In particular, it can be said that each of the following matters is a sufficiently reasonable business judgment: that based on the awareness that the business environments of A&D and Holon have been significantly changing recently, in order for the Companies to appropriately respond to these changes in the business environments and achieve the sustainable development of the Companies, they discussed and considered methods to increase corporate value by effectively using the management resources of the Companies; that as a result, the Companies determined that maintaining the good relationships that each has with its customers and maintaining the corporate culture and independence of each company while creating a management structure that is able to bring together the overlapping operations of the Companies in the most efficient way possible would contribute to increasing the corporate value of the entire group, including the Companies; and that further, as a result of carefully considering methods to create that management structure, the Companies reached the conclusion that it would be appropriate to conduct the Management Integration, in which each business company will maintain its functions as a business company under a holding company.
•	The Special Committee considers that (a) and (b) above are consistent with the matters generally explained in regard to the environments of the industry and market in which Holon operates.
•	In the same way, the Special Committee considers that (a) and (b) above are realistic in order to strengthen Holon’s competitiveness in the future. Specifically, it can be said that the individual synergies that are expected, “(A) development of next-generation inspection equipment through combining technologies of A&D and Holon,” “(B) reduced costs through use of A&D group purchasing functions,” “(C) increased productivity through use of A&D group production facilities,” and “(D) use of A&D’s overseas locations,” aiming to achieve the “(1) strengthening of the group strategy function,” “(2) effective usage of group management resources,” and “(3) maximization of value for stakeholders,” are each reasonable as measures to be taken focused on the future, such as measures to strengthen Holon’s business in the medium to long term and to increase the corporate value of Holon.
•	It can be said that Holon and A&D have considered the necessity and merits of the Management Integration taking into account matters such as the environment of the market in which Holon operates and anticipated future trends.

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•	The future business outlook and growth outlook of Holon and the measures, etc. being considered for implementation after the Management Integration as explained by Holon and others can be said to be based on the business details and management circumstances of Holon and to take into consideration the management policies of A&D, and none of those matters can be found to be unreasonable. Specifically, the Special Committee considers each of the following matters to be reasonable: that in the semiconductor market environment surrounding Holon, due to factors such as increased global demand for PCs and tablets due to COVID-19 and increased demand for capital investment in infrastructure such as cloud services, Holon believes that there is an opportunity to further expand business; additionally, that it is necessary to respond to advances in semiconductor manufacturing equipment (EUV lithography) in order to make advances in miniaturization technologies in the future, and as more advanced technologies are required, it is necessary to further promote research and development for the developing next-generation equipment, and in that environment, Holon has determined that by conducting the Management Integration, it can expect, more than before, benefits such as: the optimal allocation of personnel by means such as promoting personnel exchanges; thereby concentrating management resources in the business areas or business companies for which growth is expected; responding to next-generation equipment through combining the technologies of the Companies; and providing more robust aftercare through the use of overseas locations.
ii.	Regarding whether the appropriateness of the terms and conditions of the Management Integration has been ensured (including the share transfer ratio or share exchange ratio in cases where a joint share transfer or share exchange is conducted)
•	The Special Committee considers that as the purpose of the Share Exchange planned to be conducted as part of the Management Integration is for A&D and Holon to transition to a holding company structure based on the specific circumstances listed in items (a) and (b) in section i. above, the Companies aiming to make Holon a wholly-owned subsidiary through the Share Exchange, in which A&D will be the wholly-owning parent company resulting from share exchange and Holon will be the wholly-owned subsidiary resulting from share exchange, and allotting shares of A&D to the shareholders of Holon are both consistent with that purpose; additionally, the Special Committee considers that Holon selecting share exchange procedures for the Management Integration and using shares of A&D as consideration therefor are both appropriate.
•	When considering and making determinations regarding the terms and conditions of the Management Integration, particularly the Share Exchange Ratio, in order to ensure the fairness and appropriateness thereof, Holon retained an independent third-party valuation agency to calculate the share exchange ratio, obtained a calculation statement regarding the share exchange ratio from that third-party valuation agency, and referred to the calculation statement regarding the share exchange ratio.
•	Regarding the calculation process leading to the conclusions stated in the calculation statement regarding the share exchange ratio prepared by the third-party valuation agency, the Special Committee considers that the calculation methods are based on the circumstance of Holon which operates in the segment of semiconductor manufacturing equipment and the circumstance of A&D which operates in the segment of measuring and highly accurate equipment, and common and reasonable methods in consideration of current practices.
•	The Special Committee also considers that the details of the above calculation are appropriate in consideration of current practices; additionally, taking into consideration the explanations of Holon and the third-party valuation agency to the Special Committee regarding the details of Holon’s business plans on which the calculation is based, after understanding the preparation process of Holon’s business plans and the current state of Holon, the Special Committee has confirmed that the business plans are reasonable in regard to there being no unreasonable points in light of the preparation process of the business plans and the current state of Holon, and in conclusion, the Special Committee considers those business plans to be reasonable.

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•	Based on the above, the Special Committee considers that no particularly unreasonable points and no significant issues or the like are found in regard to the calculation statement regarding the share exchange ratio prepared by the third-party valuation agency.
•	Additionally, it can be said that Holon considered the Share Exchange Ratio based on the calculation statement regarding the share exchange ratio after comprehensively taking into account matters such as the necessity and merits of the Management Integration, the impact on Holon’s business in the future, and other such circumstances.
•	It can be said that Holon retained an experienced legal advisor and an experienced third-party valuation agency (which also served as financial advisor) and obtained advice regarding the negotiation of the terms and conditions of the Management Integration as a whole, including the Share Exchange Ratio.
•	As part of the Management Integration, Holon plans to implement share exchange procedures provided for in the Companies Act, and provisions in the Companies Act for the purpose of protecting the rights of minority shareholders (general shareholders) in connection with prescribed organizational restructuring, including share exchange, grant shareholders opposed to the organizational restructuring (dissenting shareholders) the right to request Holon to purchase the shares held by those shareholders at a fair price (i.e., appraisal rights). If discussions with Holon regarding the purchase price do not result in an agreement within a certain period of time, the shareholders (and Holon) are able to file a prescribed petition to a court to request the court to decide on a fair price. The purchase price in the case of a petition being filed will ultimately be determined by the court, and the minority shareholders (general shareholders) of Holon are able to secure their economic interests through the above procedures.
•	The Special Committee considers that these measures by Holon have ensured the fairness and appropriateness of the terms and conditions of the Management Integration, particularly the Share Exchange Ratio, and are reasonable and appropriate as a method of removing any arbitrariness from the process of Holon making determinations and decisions in regard thereto.
•	As stated above, the Special Committee considers that the Share Exchange Ratio planned to be resolved on by Holon can be said to have been considered, decided, and agreed to based on reasonable calculations, that the Share Exchange Ratio is found to be appropriate and that the appropriateness of the terms and conditions of the Management Integration has thereby been ensured.
iii.	Regarding whether sufficient consideration has been given to the interests of the minority shareholders of Holon through fair procedures in the Management Integration
•	Holon established the Special Committee, which is independent from both Holon and A&D, in order to remove any influence of A&D on the consideration and decision-making process of Holon when considering its response to the Management Integration.

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•	Of the four members of the Special Committee, half of them are outside officers of Holon (one outside director and one outside corporate auditor), and the other two are outside experts (one attorney and one certified public accountant).
•	Furthermore, the Special Committee selected the outside director to serve as chairman of the Special Committee.
•	When considering its response to the Management Integration, in order to ensure the fairness of the terms and conditions of the Management Integration, particularly the Share Exchange Ratio, Holon requested Yamada Consulting, a third-party valuation agency independent from both Holon and A&D, to calculate the share exchange ratio and obtained the calculation statement regarding the share exchange ratio, and the Special Committee also confirmed the independence of Yamada Consulting after receiving necessary explanations in regard thereto.
•	Additionally, Holon retained Anderson Mori & Tomotsune as its legal advisor independent from both Holon and A&D in order to obtain legal advice on the Management Integration, and the Special Committee also confirmed the independence of Anderson Mori & Tomotsune after receiving necessary explanations in regard thereto.
•	As A&D is the largest shareholder of Holon, holding a majority of the Holon Common Shares, the Share Exchange constitutes a material transaction, etc. with its controlling shareholder for Holon, and there is therefor a possibility of structural and typical conflicts of interest arising in the Management Integration; accordingly, it can be said that under the above structure, Holon recognized that it is necessary to more carefully ensure the appropriateness and fairness of the terms and conditions of the Management Integration and made requests to A&D for terms and conditions that gave sufficient consideration to the interests of minority shareholders from an early stage in the discussion process.
•	In regard to policies for discussions and negotiations between Holon and A&D, after the Special Committee received explanations from Holon regarding matters such as the specific policies for discussion and negotiation, negotiations with A&D were conducted under the policies for discussion and negotiation confirmed by the Special Committee.
•	The specific status of progress in the discussions and negotiations between Holon and A&D was reported in a timely manner to the Special Committee, and particularly in regard to important phases of negotiations regarding the share exchange ratio, the Special Committee expressed its opinions to Holon based on the details of those reports and made suggestions and requests, etc. that it considered necessary; a structure was thereby ensured in which the Special Committee could be substantially involved in the negotiation process of the terms and conditions of the Management Integration, particularly the share exchange ratio.
•	Following that, after Holon repeatedly and comprehensively considered matters such as the appropriateness, fairness, and practicality of the terms and conditions, Holon engaged in discussions and negotiations with A&D on multiple occasions, and final negotiations were made to the share exchange ratio regarding which the board of directors is planned to make a resolution.
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•	After that, Holon and A&D ultimately reached an agreement regarding the terms and conditions of the Management Integration, including the share exchange ratio, and the ratio agreed to is the Share Exchange Ratio regarding which the board of directors of Holon is planned to make a resolution.

•	In order to increase the fairness, transparency, and objectivity of the decision-making process, directors of Holon with interests did not participate in substantial consideration of the Management Integration by Holon (however, excluding the initial consideration by Holon before the Proposal from A&D) and are planned not to participate in the deliberations and resolution of the board of directors meeting concerning the Management Integration to be held in the future, and it can therefore be said that Holon has endeavored to remove any arbitrariness from the decision-making process.
•	As stated above, in regard to matters such as ensuring objective circumstances to ensure the fairness of the terms and conditions of the Management Integration, the Special Committee considers that specific measures have been taken and that sufficient consideration has been given to the interests of Holon’s shareholders through fair procedures.
iv.	Regarding whether, in addition to (i) through (iii) above, the Management Integration can be considered to not be disadvantageous to minority shareholders
•	In regard to matters other than those considered in items i. to iii. above, the Special Committee has not at present found any circumstances due to which it would consider the Management Integration, including the Share Exchange, to be disadvantageous to the minority shareholders of Holon, and accordingly, the Special Committee considers that the board of directors of Holon deciding to execute the Share Exchange Agreement as part of the Management Integration is not disadvantageous to the minority shareholders of Holon.
•	As stated above, when conducting the Management Integration, the Special Committee wishes for Holon to endeavor to ensure appropriate decisions by the minority shareholders of Holon.

III.	Absorption-Type Company Split
1.	Summary of Absorption-Type Company Split
(1)	Schedule of Absorption-Type Company Split

Please refer to “Schedule of Management Integration” in section I.3 above.

(2)	Method of Absorption-Type Company Split

The Absorption-Type Company Split will be conducted through an absorption-type company split in which A&D is the splitting company and the Split Preparatory Company, a wholly-owned subsidiary of A&D, is the succeeding company. The Absorption-Type Company Split is planned to be conducted with an effective date of April 1, 2022 after being approved by the extraordinary shareholders meetings of A&D and the Split Preparatory Company planned to be held on February 28, 2022.

(3)	Details of Allotments Relating to Absorption-Type Company Split

The Split Preparatory Company will allot and deliver common shares of the Split Preparatory Company to A&D as consideration for the businesses transferred through the Absorption-Type Company Split; however, the number of those shares has not been finalized at present. As A&D will hold 100% of the issued common shares of the Split Preparatory Company, and all of the common shares to be newly issued by the Split Preparatory Company upon the Absorption-Type Company Split will be delivered to A&D, there will be no change to the shareholder equity of A&D regardless of the number of shares delivered.

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(4)	Handling of Share Options and Bonds with Share Options Relating to Absorption-Type Company Split

A&D has issued share options, but the handling thereof will not be changed due to the Absorption-Type Company Split. Additionally, A&D has not issued any bonds with share options.

(5)	Increase or Decrease in Capital Due to Absorption-Type Company Split

There are no applicable matters.

(6)	Rights and Obligations To Be Assumed by Succeeding Company

It is planned that the Split Preparatory Company will assume the assets, liabilities, contractual statuses, and other rights and obligations, etc. held in relation to the Transferred Businesses that are provided for in the Absorption-Type Company Split Agreement.

(7)	Outlook Concerning Performance of Liabilities

A&D has determined that there will be no issues in regard to the outlook concerning the performance of the liabilities of the Split Preparatory Company after the Absorption-Type Company Split.

2.	Summary of Companies Party to Absorption-Type Company Split

Please refer to section “Summary of Companies Party to Share Exchange” in section II.3 above for a summary of A&D, which is the splitting company in the Absorption-Type Company Split.

A summary of the Split Preparatory Company, which is the succeeding company in the Absorption-Type Company Split, is as follows.

(1)	Name	A&D Split Preparatory Company, Limited
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Yasunobu Morishima
(4)	Business details	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment
(5)	Stated capital	50,000,000 JPY (planned)
(6)	Date of establishment	Mid-December 2021 (planned)
(7)	Number of issued shares	1,000 shares (planned)
(8)	End of fiscal year	March 31
(9)	Major shareholders and shareholding ratios	A&D Company, Limited 100% (planned)
(10)	Relationships, etc. between companies	Capital relationship	The company is planned to be established as a subsidiary of A&D, which will provide 100% of contributions to the company.
		Personnel relationship	Directors are planned to be sent from A&D.
		Transaction relationship	There is no transaction relationship with A&D as the company has not commenced operations.

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(Note 1) It is planned that the Split Preparatory Company will change its trade name to “A&D Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split takes effect.

(Note 2) The financial status and business performance for the most recent business years of the Split Preparatory Company are not stated here as the Split Preparatory Company will be established in mid-December 2021 (planned), and therefore that information does not exist.

3.	Summary of Business Divisions To Be Split

A&D plans to transfer the rights and obligations pertaining to all businesses in which it is engaged, excluding the [group management and administration business and the asset management business], but the details have not been finalized at present and will be decided by the time that the Absorption-Type Company Split Agreement is executed.

4.	Status After Absorption-Type Company Split

A summary of the Split Preparatory Company, which is the succeeding company, after the Absorption-Type Company Split is as follows.

(1)	Name	A&D Company, Limited (former trade name: A&D Split Preparatory Company, Limited)
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Yasunobu Morishima
(4)	Business details	Research, development, manufacturing, and distribution of electronic measuring instruments, industrial scales, electronic balances, electronic medical instruments, testing machines, and other applied electronic equipment
(5)	Stated capital	50,000,000 JPY
(6)	End of fiscal year	March 31
(Note)	It is planned that the Split Preparatory Company will change its trade name to “A&D Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split takes effect.

Please refer to “Status of A&D After Management Integration (Planned)” in section V.1 for a summary of A&D, which is the splitting company, after the Absorption-Type Company Split.

5.	Summary of Accounting Treatment

As the Absorption-Type Company Split is planned to be a transaction between a wholly-owning parent company and its wholly-owned subsidiary, it constitutes a “transaction under common control” as stated in the “Accounting Standards for Business Combinations” (ASBJ Statement No. 21) and the “Implementation Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (ASBJ Guidance No. 10), and no goodwill (or negative goodwill) is expected to arise.

6.	Future Outlook

As the Split Preparatory Company, which will assume the Transferred Businesses through the Absorption-Type Company Split, is a wholly-owned subsidiary of A&D, the effect on consolidated performance will be minor.

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IV.	Change to Trade Name and Other Partial Amendment of Articles of Incorporation
1.	Reasons for Change

A&D resolved at its board of directors meeting held today that due to the transition to a holding company structure when conducting the Management Integration, after receiving the approval at the extraordinary shareholders meeting of A&D planned to be held on February 28, 2022, A&D will change its trade name to “A&D HOLON Holdings Company, Limited” and will change its business purposes, etc. as stated in “Details of Amendment of Articles of Incorporation” in section 2 below as of the effective date of the Absorption-Type Company Split on the condition that the Absorption-Type Company Split takes effect.

2.	Details of Amendment of Articles of Incorporation
(Underlined parts are amended.)
Current Articles of Incorporation		Proposed Amendments
Article 1 Trade Name The name of the Company shall be Kabushiki Kaisha A&D (in English, A&D Company, Limited).		Article 1 Trade Name The name of the Company shall be Kabushiki Kaisha A&D HOLON Holdings (in English, A&D HOLON Holdings Company, Limited ).

Article 2 Purpose
The purpose of the Company shall be to engage in the following businesses.		Article 2 Purpose The purpose of the Company shall be to engage in the following businesses and to control and manage the business activities of companies and business entities engaged in the following businesses in Japan and overseas through the acquisition and ownership of shares in such companies or equity in such business entities.
(1)	Design, manufacture, and distribution of applied electronic equipment.
(2)	Design, manufacture, and distribution of electronic measuring instruments.
(3)	Design, manufacture, distribution, and inspection of scales.	(1)	Design, manufacture, and distribution of applied electronic equipment.
(4)	Design, manufacture, and distribution of digital blood pressure gauges.	(2)	Design, manufacture, and distribution of electronic measuring instruments.
(5)	Design, manufacture, and distribution of electronic medical equipment.	(3)	Design, manufacture, distribution, and inspection of scales.
(6)	Design, manufacture, and distribution of various health equipment.	(4)	Design, manufacture, and distribution of digital blood pressure gauges.
(7)	Import, export, and distribution of the equipment, instruments, and scales in the preceding items and parts used therein.	(5)	Design, manufacture, and distribution of electronic medical equipment.
(8)	Leasing and management of movable property and immovable property.	(6)	Design, manufacture, and distribution of various health equipment.
(9)	All businesses incidental to any of the foregoing.	(7)	Import, export, and distribution of the equipment, instruments, and scales in the preceding items and parts used therein.
		(8)	Leasing and management of movable property and immovable property.
		(9)	All businesses incidental to any of the foregoing.

	Article 3 to Article 48 (omitted)		Article 3 to Article 48 (same as current articles of incorporation)

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3.	Schedule of Amendment of Articles of Incorporation
Date of extraordinary shareholders meeting to resolve on the Articles of Incorporation Amendment	February 28, 2022 (planned)
Effective date of the Articles of Incorporation Amendment	April 1, 2022 (planned)

V.	Status After Management Integration
1.	Status of A&D After Management Integration (Planned)
(1)	Name	A&D HOLON Holdings Company, Limited (former trade name: A&D Company, Limited)
(2)	Address	3-23-14 Higashi Ikebukuro, Toshima-ku, Tokyo
(3)	Position and name of representative	Representative Director, Executive Officer, and President, Yasunobu Morishima
(4)	Business details	Group management and administration business and asset management business
(5)	Stated capital	Not determined at present.
(6)	End of fiscal year	March 31
(Note)	A&D plans to change its trade name to “A&D HOLON Holdings Company, Limited” on April 1, 2022 (planned) on the condition that the Absorption-Type Company Split takes effect. A&D and Holon will discuss a joint management structure of the holding company based on an equal footing.

2.	Future Outlook

The outlook on performance after the Management Integration and other such matters will be announced once determined.

End

(Reference) Consolidated Performance Forecast for Current Year and Consolidated Performance for Previous Year

A&D (announced November 9, 2021) (Units: millions of JPY)

	Sales	Operating profit	Ordinary profit	Current net profit attributable to shareholders of parent company
Performance forecast for current year (FY ending March 2022)	51,500	5,360	5,410	3,430
Results for previous year (FY ended March 2021)	48,424	4,404	4,564	3,339

Holon (announced November 9, 2021) (Units: millions of JPY)

	Sales	Operating profit	Ordinary profit	Current net profit
Performance forecast for current year (FY ending March 2022)	3,234	686	673	464
Results for previous year (FY ended March 2021)	3,105	611	587	431

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